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FOR IMMEDIATE RELEASE
Analyst Contact: Sheldon Fox  (919)683-7645
February 1, 2000
Media Contact:   Eileen Sarro   (919)683-7642

                    CCB FINANCIAL CORPORATION
  ANNOUNCES FURTHER SHARE REPURCHASE AUTHORIZATION AND DIVIDEND
                           DECLARATION

Durham, N.C. -- CCB Financial Corporation (NYSE: CCB) announced today that its Board of Directors authorized the purchase of up to 2,000,000 of its shares, as part of its continuing program of share repurchases. The authorization also includes the repurchase of any shares issued for the exercise of options, restricted stock awards, or other corporate purposes. This action reflects CCB's ongoing efforts to manage its capital base efficiently.

Purchases can begin immediately and will be made through open market or privately negotiated transactions, subject to market conditions and trading restrictions. The authorization will expire on December 31, 2000.

The Board of Directors also declared a regular quarterly cash dividend on common stock of $.29. The dividend is payable April
3, 2000 to shareholders of record March 15, 2000.

CCB   Financial   Corporation  had  39.6  million  common   shares
outstanding at December 31, 1999.

CCB Financial Corporation offers a complete line of traditional banking services, as well as a full array of financial products, such as investments, insurance and trust services. Its two principal banking subsidiaries, Central Carolina Bank and Trust Company in North Carolina and American Federal Bank, FSB in South Carolina, serve customers through 207 offices, including twenty-one open seven days a week in Harris Teeter stores, 228 ATMs, its Telebanking Center, and on-line banking for both retail and commercial accounts. As of December 31, 1999, CCB had total assets of $8.2 billion.
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